 As filed with the Securities and Exchange Commission on April 16, 1999

                                                 Registration No. _____________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  --------------------------------------------


                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                  --------------------------------------------


                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

       TENNESSEE                                             62-0859007
--------------------------------------------------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)


              7130 Goodlett Farms Parkway, Memphis, Tennessee 38018
--------------------------------------------------------------------------------
   (Address, including ZIP code, of registrant's principal executive offices)


              Union Planters Corporation 1992 Stock Incentive Plan
                AS AMENDED OCTOBER 17, 1996 AND FEBRUARY 18, 1999
                            (Full title of the plan)

        E. James House, Jr.                                WITH COPIES TO:
Secretary And Manager of The Legal Department            Cynthia W. Young, Esq.
     Union Planters Corporation                          Wyatt, Tarrant & Combs
    7130 Goodlett Farms Parkway                          2800 Citizens Plaza
     Memphis, Tennessee  38018                           Louisville, KY 40202
         (901) 580-6596                                  (502) 562-7292

-------------------------------------------------
(Name, address and telephone number, including area code, of agent for service)



                                              CALCULATION OF REGISTRATION FEE

                                                       Proposed               Proposed
        Title of securities      Amount to Be       maximum offering      maximum aggregate        Amount
          TO BE REGISTERED        REGISTERED         PRICE PER SHARE       OFFERING PRICE       REGISTRATION FEE

     Common Stock,               11,400,000             $45.065<F2>        $513,712,500.00<F2>   $142,812.08<F2>
     $5.00 par value (and
     associated preferred
     share purchase
     rights)<F1>



<F1> Includes  preferred  share  purchase   rights.  Prior to the occurrence  of
certain events, these rights will not be exercisable or evidenced separately from the Common Stock. The Common Stock registered hereby will be adjusted to reflect stock splits, stock dividends or similar transactions pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act") without the need for any post-effective amendment.

<F2> Estimated  solely for the  purpose of  calculating  the  registration  fee, pursuant to Rule 457(h) of the Securities Act, on the basis of $45.065 per share, the average sale price of the Common Stock in the consolidated reporting system on April 14, 1999.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                                Explanatory Note

This Registration Statement is for the registration of additional shares of Common Stock (and associated preferred share purchase rights) for issuance under the Union Planters Corporation 1992 Stock Incentive Plan as amended October 17, 1996 and February 18, 1999 (the "Plan"). These securities are in addition to the securities registered on the Registration Statement on Form S-8 (SEC No.
033-53454) previously filed by the Registrant on October 19, 1992, and as to which a filing fee of $9,125.00 was paid. At that time, 1,600,000 shares of Common Stock were registered for issuance under the Plan. An additional 4,400,000 shares of Common Stock were authorized for issuance under the Plan as amended October 17, 1996, and an additional 7,000,000 shares of Common Stock were authorized for issuance under the Plan as amended February 18, 1999; these additional shares represent, in the aggregate, the 11,400,000 shares of Common Stock being registered hereby. Therefore, pursuant to General Instruction E on Form S-8, the contents of the earlier registration statement relating to the Plan (SEC No. 033-53454) are incorporated by reference into this Registration Statement, subject to the following.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

           The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

           1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the Securities and Exchange Commission shall not be deemed to be incorporated herein and is not part of the Registration Statement);

           2. The Registrant's Current Reports on Form 8-K dated January 21, 1999 (filed January 22, 1999) and dated April 15, 1999 (filed April 15, 1999);

           3. The description of the current management and Board of Directors of the Registrant contained in the Proxy Statement of the Registrant filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 for the Registrant's Annual Meeting of Shareholders held on April 15, 1999;

           4. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement under Section 12(b) of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description; and

           5.  The   description  of  the  Registrant's Preferred Share Purchase
Rights set forth in the Registrant's Registration Statement on Form 8-A dated and filed January 22, 1999 (SEC File No. 001-10160).

            All  documents  subsequently  filed by the  Registrant  pursuant  to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

               Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

               The validity of the shares of the Registrant's Common Stock offered pursuant to the Registration Statement will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of the Registrant. E. James House, Jr. is an officer of and receives compensation from the Registrant. He is eligible to participate in the Plan.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               The Restated Charter of the Registrant provides as follows:

TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                           To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                           The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

               Indemnification of corporate directors and officers is addressed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him in connection with any threatened, pending or completed action, suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil, criminal, administrative or investigative and whether formal or informal, to which he was, is or is threatened to be made a named defendant or respondent by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation, while a director or officer of the corporation, as a director, officer, employee, partner, trustee or agent of another corporation or other enterprise of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed, if acting in his official capacity, to be in the best interest of the corporation, and if not acting in his official capacity, such director or officer acted in good faith for a purpose which he reasonably believed at least not to be opposed to the best interests of the corporation, and, with respect to criminal actions, suits or proceedings only, such director or officer, in addition, had no reasonable cause to believe that his conduct was unlawful; provided, however, such director or officer is not entitled to indemnification for any such action, suit or proceeding charging improper personal benefit to the director or officer, regardless whether he was acting in his official capacity, in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. A Tennessee corporation may indemnify a director or officer thereof in an action, suit or proceeding by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred as a result of such suit unless such director or officer is adjudged liable to the corporation in such suit.

               A director or officer who has been wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding or any appeal thereof, whether civil, criminal, administrative or investigative and whether formal or informal, to which he was made a named defendant or respondent by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation, while a director or officer of the corporation, as a director, officer, employee, partner, trustee or agent of another corporation or other enterprise of any type or kind, domestic or foreign, is entitled to indemnification from the corporation against reasonable expenses incurred by him in connection with such action, suit or proceeding. A person who has not been wholly successful in any such action, suit or proceeding may be indemnified pursuant to the Act only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) if a disinterested quorum of the Board of Directors cannot be obtained, by a majority vote of a committee duly designated by the Board of Directors, consisting solely of two or more disinterested directors, (iii) independent special legal counsel selected by the Board of Directors or a duly designated committee thereof pursuant to the statutory requirements of the Act, or (iv) a vote of disinterested shareholders. Subject to the prohibitions on indemnification discussed above, the provisions of the Act are not exclusive generally.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

               Not Applicable.

ITEM 8.  EXHIBITS

                  See Exhibit Index on page 9, which is incorporated herein by reference.


ITEM 9.  UNDERTAKINGS

                  (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i)  To include any prospectus required by Section 10(a)
                  (3) of the Securities Act of 1933;

                       (ii) To reflect   in  the  prospectus any facts or events
                  arising  after  the  effective   date  of  this   Registration
                  Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 15th day of April, 1999.

                                      UNION PLANTERS CORPORATION

                                      By: /S/ BENJAMIN W. RAWLINS, JR.
                                         Benjamin W. Rawlins, Jr.
                                         Chairman of the Board and
                                         Chief Executive Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. James House, Jr. and M. Kirk Walters, and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on the dates and in the capacities indicated.

NAME                            CAPACITY                            DATE


/S/ BENJAMIN W. RAWLINS, JR.    Chairman of the Board,         April 15, 1999
Benjamin W. Rawlins, Jr.        Chief Executive Officer and
                                Director (Principal
                                Executive Officer)

/S/ JOHN W. PARKER              Executive Vice President       April 15, 1999
John W. Parker                  Chief Financial
                                Officer (Principal
                                Financial Officer)

/S/ M. KIRK WALTERS             Senior Vice President,         April 15, 1999
M. Kirk Walters                 Treasurer and Chief
                                Accounting Officer

/S/ ALBERT M. AUSTIN            Director                       April 15, 1999
Albert M. Austin


/S/ GEORGE W. BRYAN             Director                       April 15, 1999
George W. Bryan


/S/ JAMES E. HARWOOD            Director                       April 15, 1999
James E. Harwood


/S/ C.E. HEILIGENSTEIN          Director                       April 15, 1999
C.E. Heiligenstein


/S/ C.G. HOGAN                  Director                       April 15, 1999
C.G. Hogan


/S/ S. LEE KLING                Director                       April 15, 1999
S. Lee Kling


/S/ PARNELL S. LEWIS, JR.       Director                       April 15, 1999
Parnell S. Lewis, Jr.


/S/ C.J. LOWRANCE, III          Director                       April 15, 1999
C.J. Lowrance, III


/S/ JACKSON W. MOORE            President, Chief Operating     April 15, 1999
Jackson W. Moore                Officer and Director


/S/ V. LANE RAWLINS             Director                       April 15, 1999
V. Lane Rawlins


/S/ DONALD F. SCHUPPE           Director                       April 15, 1999
Donald F. Schuppe

/S/ DAVID M. THOMAS             Director                       April 15, 1999
David M. Thomas


/S/ RICHARD A. TRIPPEER, JR.    Director                       April 15, 1999
Richard A. Trippeer, Jr.


/S/ SPENCE L. WILSON            Director                       April 15, 1999
Spence L. Wilson

                                 EXHIBIT INDEX

     4.1       Amended  and  Restated  Charter  of Union  Planters  Corporation.
               (Incorporated by reference to Exhibit 3 to the Registrant's Registration Statement on Form 8-A dated and filed January 22, 1999 (SEC File No. 001-10160).)

     4.2 Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (SEC File No. 000-06919).)

     4.3 Rights Agreement, dated January 19, 1999, by and between Union Planters Corporation and Union Planters National Bank. (Incorporated by reference to Exhibit 2 to the Registrant's Registration Statement on Form 8-A dated and filed January 22, 1999 (SEC File No. 001-10160).)

     5.1 Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation, as to the validity of the shares of the Common Stock of Union Planters Corporation.

     23.1      Consent of  PricewaterhouseCoopers  LLP.

     23.2 Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation (included in
               Exhibit 5.1).

     24.1      Power of Attorney included on Signature Page.